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                               EMPLOYMENT CONTRACT

        By this Agreement, Partsbase.com Inc., referred to in this Agreement as Employer, located at 7171 N. Federal Highway, Suite 100, Boca Raton, Florida 33487, employs Robert A. Hammond, referred to in this Agreement as Employee, of 1154 Cocoanut Rd., Boca Raton, Florida, 33432, who accepts employment on the following terms and conditions:

        WHEREAS, Employee agrees that in rendering services to Employer, Employee has been, and will continue to be, exposed to and learn valuable information about Employer's business, including valuable Confidential Information, which it would be unfair to disclose to others, or use to compete with Employer, or use to Employer's disadvantage, except as stated herein; and

        WHEREAS, Employer wishes to protect its interests in its Confidential Information, and Employee agrees that during the term of this Agreement and upon termination of Employee's employment, Employee will not disclose to others the Confidential Information or compete with Employer except as stated herein.

        NOW THEREFORE, in consideration of Employer's employment of Employee, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Employer agree as follows:


                                    ARTICLE I

                               TERM OF EMPLOYMENT

        1.01. By this Agreement, the Employer employs the Employee, and the Employee accepts employment with the Employer for a period of two (2) years. If one party does not give notice to the other party of intention to terminate this Agreement within thirty (30) days prior to the date that this Agreement will terminate, this Agreement shall continue for an additional two
(2) year term and renew for successive two year terms until such notice is given or this contract terminates otherwise pursuant to its terms. However, this Agreement may be terminated earlier, as provided in Article XI.


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                                   ARTICLE II

                                  COMPENSATION

        2.01. As compensation for all services rendered under this Agreement, the Employee shall be paid by the Employer a salary of one hundred fifty thousand Dollars ($150,000) per year, payable according to the Employer's normal payroll cycle for salaried employees. The amount paid is to be pro rated for any partial employment period. The Employer and Employee may negotiate adjustments to the Employee's salary. If the Employer successfully completes a public offering of its stock, the Employee shall be paid a salary of two hundred fifty thousand Dollars ($250,000) per year.


                                   ARTICLE III

                               DUTIES OF EMPLOYEE

        3.01. The Employee is employed as the Chief Executive Officer and President of the Employer and shall work at the Boca Raton, Florida office of the Employer and at such other places as the Employer may direct. The Employee shall be responsible for the overall management of the Company and supervise the day-to-day operations of the Employer.

        3.02. The Employee shall devote his entire productive time, ability, attention, and energies to the business of the Employer during the term of this Agreement. During such time, the Employee shall not directly or indirectly render any material services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of the Employer. Notwithstanding the other provisions of this paragraph, the Employer recognizes that Employee may spend time on the management of his investments and the investments of his family and the limited partnership established by the Employee and his family as long as Employee's investment activities do not impinge on his ability to perform his duties as an Employee under this Agreement.


                                   ARTICLE IV

                                EMPLOYEE BENEFITS

        4.01. The Employer agrees to include Employee, his spouse and his dependents as defined under the Internal Revenue Code in the hospital, medical, and other employee benefit plans adopted by the Employer for its salaried employees.

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Without limiting the foregoing, the Employer shall pay the cost of all medical insurance coverage.

        4.02 The Employer agrees to provide the Employee three (3) weeks of paid vacation per calendar year. This vacation shall be pro-rated for any part year. The Employee may carry over up to two weeks of paid vacation to the subsequent calendar year. On a termination of service, the Employee is entitled to pay for unused vacation days.


                                    ARTICLE V

                 REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

        5.01. The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for entertainment, gifts, and travel. Employer will reimburse the Employee for all such expenses upon the Employee's timely presentation of an itemized account of such expenditures.

        5.02 Employer shall pay the Employee an automobile allowance of one thousand dollars ($1,000) per month, payable on the first day of each month.


                                   ARTICLE VI

                            CONFIDENTIAL INFORMATION

        6.01. Employer and Employee agree that Employer has a legitimate business interest in protecting its valuable Confidential Information. Employee agrees that he will not disclose to or allow the use by any third party, without the prior written consent of an executive officer of Employer, any information relating to the business of Employer or its customers, if such information could reasonably be construed as confidential unless and until such Confidential Information has become public knowledge without fault by the Employee. By way of illustration, but not limitation, Confidential Information may include concepts, themes, business processes or ideas, inventions, products, processes, methods, techniques, formulas, projects, developments, plans, insurance data, research data, market data, financial data, personnel data, computer programs, HTML code and Internet-related information (including related graphics, links, scripts, or audio-visual files), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of Employer.

        6.02. Employee further agrees that he will not make personal use of, reproduce in any way, or divulge any information which could reasonably be construed as constituting Confidential Information.

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        6.03. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether or not prepared by the Employee, and other Confidential Information shall remain the exclusive property of the Employer.


                                   ARTICLE VII

                               RETURN OF PROPERTY

        7.01. On the termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer all property in the Employee's possession or under the Employee's control belonging to the Employer, including but not limited to diskettes and other storage media containing Confidential Information.


                                  ARTICLE VIII

                             OBLIGATIONS OF EMPLOYER

        8.01. The Employer shall indemnify the Employee for all losses sustained by the Employee as a direct result of the lawful discharge of his duties required by this Agreement.


                                   ARTICLE IX

              EMPLOYEE'S OBLIGATIONS OTHER THAN TO PERFORM SERVICES

        9.01. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business if such business is engaged in the Same Business of the Employer. For purposes of this section, Same Business of the Employer shall mean any business engaged in the sale of aviation parts or products or the facilitation thereof. Furthermore, on the termination of employment, the Employee expressly agrees not to engage or participate, directly or indirectly, in any business that is engaged in the Same Business of the Employer for a period of two (2) years (hereinafter "Non-Compete Period"). The parties agree that this restriction is reasonable and the least restrictive prohibition on the Employee's competition with the Employer that protects the Employer's interests.

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        9.02. The obligation of the Employee not to compete with the Employer as set forth in Paragraph 9.01 of this Agreement shall not prohibit the Employee from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or over-the-counter market so long as the Employee's holdings do not exceed ten percent (10%) of the outstanding shares of Employer.

        9.03. In the event of a breach of this section by Employee, Employer and Employee agree that the Employer would suffer irreparable damages for which monetary compensation would not be adequate. Accordingly, the parties agree that the Employer shall be entitled, in addition to any other remedies they may have under this Agreement at law or otherwise, to immediate injunctive and other equitable relief to prevent or curtail any breach of this Agreement.

        9.04. Employer's business is international in scope, and the restrictions of this paragraph shall accordingly apply throughout the world.

        9.05. In the event of a breach of any post-employment covenant or restriction contained in this Agreement, the two year period set forth therein shall be automatically tolled and suspended for the amount of time that the violation continues.

        9.06. The provisions of this Article shall survive the termination of this Agreement for any reason whatsoever for a period equal to the two years from termination (including any tolling period).


                                    ARTICLE X

                  NON-SOLICITATION OF EMPLOYEES AND CANDIDATES

        10.01. During the Employment Period, Employee shall not in any way induce or entice any existing employee to terminate or sever his or her relationship with Employer or to abandon or discontinue the pursuit of a relationship with Employer.

        10.02. During the Non-Compete Period, Employee shall not hire, offer to hire, solicit for employment, or otherwise endeavor in any way to entice or lure away from employment, prospective employment, or any other affiliation with Employer any person who, within the six months immediately preceding the Termination Date, is or was an employee, agent, officer, director, or candidate of Employer.

        10.03. Employee agrees that during the Non-Compete Period Employee shall neither solicit nor accept business from any client of Employer. For purposes of this section, the term "client" refers to any one or more of the following:

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               (i)   any person or entity for whom Employer performs or has
        performed services;

               (ii) any person or entity who had an existing account with Employer during the Employment Period; or

               (iii) any person or entity who was an active prospect of Employer during the Employment Period.

        10.04. Employee acknowledges that Employer has substantial relationships with its clients; that Employer expends significant time and resources in acquiring and maintaining those client relationships; and that Employer's relationships with its clients constitutes a significant and valuable asset of Employer.


                                   ARTICLE XI

                                   TERMINATION

        11.01. Either party may terminate the Employee's employment by giving 30 days written notice of termination to the other party. Such termination shall not prejudice any remedy that the terminating party may have at law or in equity.

        11.02. In the event of the termination of employment, the Employee shall be entitled to the compensation earned by the Employee prior to the date of termination as is provided for in this Agreement, computed pro rata up to and including the date of termination. The Employee shall be entitled to no further compensation after the date of termination.


                                   ARTICLE XII

                               GENERAL PROVISIONS

        12.01. All notices or other communications required under this Agreement may be effected either by personal delivery in writing or by certified mail, return receipts requested. Notice shall be deemed to have been given when delivered or mailed to the parties at their respective addresses as set forth at the beginning of this Agreement or when mailed to the last address provided in writing to the other party by the addressee.

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        12.02. This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by the Employer. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

        12.03. If any clause, phrase provision or portion of this Agreement or the application thereto to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision or portion hereto to other persons or circumstances.

        12.04. The restrictions contained in Article 9 of this Agreement are considered reasonable by Employee and Employer, and it is the desire of both parties that such restrictions and the other provisions of this Agreement be enforced to the fullest extent permissible under the laws and the public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any such restriction or provision shall be found to be void or invalid but would be valid if some part thereof were deleted or the period or area of application reduced, such restriction or provisions shall apply with such modification as shall be necessary to make it valid and effective. A deletion resulting from any adjudication shall occur only with respect to the operation of the provision or a portion thereof affected in the particular jurisdiction in which such adjudication is made, and each court or other body having jurisdiction with respect to the enforcement of the provisions of this Article 9 of this Agreement is hereby empowered to modify by reduction, rather than deletion, of the time periods or other restrictions referred to therein.

        12.05. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns, and delegates of the parties hereto.

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        Executed at 7171 N Federal Highway,Boca Raton, Florida, 33487 on
         November 22, 1999.

                                      EMPLOYER

                                      Partsbase.com, Inc.


                                      By:
                                         ------------------------------------
                                      Name: Steven R. Spencer
                                      Title: Chief Operating Officer


                                      EMPLOYEE


                                      ---------------------------------------
                                      Robert A. Hammond




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